EXHIBIT 3.4

FORM OF
ARTICLES OF AMENDMENT
TO THE
FIRST ARTICLES OF AMENDMENT AND RESTATEMENT
OF
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter (the “Charter”) of the Corporation is hereby amended as follows:

Increase in the number of authorized shares. Section 5.1 of Article V of the Charter shall be amended and restated as follows:

The Corporation has authority to issue 1,000,000,000 Shares, of which (i) 800,000,000 Shares shall be designated common stock, $0.001 par value per share (“Common Stock”) and (ii) 200,000,000 Shares shall be designated as preferred stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized Shares having par value is $1,000,000. The board of directors, without any action by the Stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has the authority to issue. If Shares of one class of stock are classified or reclassified into Shares of another class of stock pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, as the case may be, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Section 5.1.
Designation of Class T Common Stock and Class I Common Stock. The Charter is hereby amended to change the designation of the Class T Common Stock to “Class AA Common Stock,” $0.001 par value per share, and to change the designation of the Class I Common Stock to “Class AAA Common Stock,” $0.001 par value per share. All references in the Charter to “Class T Common Stock” are hereby changed to “Class AA Common Stock,” and all references in the Charter to “Class I Common Stock” are hereby changed to “Class AAA Common Stock.”

SECOND: The amendments to the Charter as set forth above have been duly advised and approved by at least a majority of the entire Board of Directors as required by law. The amendments set forth herein are made without action by the Stockholders, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Griffin Capital Essential Asset REIT II, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this [___] day of [________], 2017.

ATTEST:		GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

By:		By:
	Howard S. Hirsch		Javier M. Bitar
	Secretary		Chief Financial Officer